UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2023

T. Rowe Price OHA Select Private Credit Fund
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01561	88-6521578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue, 16th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 326-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On October 27, 2023, T. Rowe Price OHA Select Private Credit Fund (the “Company”) declared a distribution of $0.20 per Class I common share, which is payable on or about November 30, 2023 to Class I common shareholders of record as of October 31, 2023. The Company has adopted a distribution reinvestment plan that provides for the reinvestment of cash distributions. This distribution will be paid in cash or reinvested in Class I shares of the Company for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01.	Other Events.

Net Asset Value

The net asset value (“NAV”) per share for Class I common shares of the Company as of September 30, 2023, as determined in accordance with the Company’s valuation policy, is $27.49.

As of September 30, 2023, the Company’s aggregate NAV was $494.2 million, the fair value of its investment portfolio was $929.6 million and it had principal debt outstanding of $383.6 million, resulting in a debt-to-equity ratio of approximately 0.78 times.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, T. Rowe Price OHA Select Private Credit Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price OHA Select Private Credit Fund

Date: October 31, 2023	By:	/s/ Gerard Waldt
		Name:	Gerard Waldt
		Title:	Chief Financial Officer